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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                                              SEC FILE NUMBER
                                                                   0-10990
  FORM 12B-25                                               --------------------
                         NOTIFICATION OF LATE FILING        --------------------
                                 (CHECK ONE):                   CUSIP NUMBER
                        [ ] Form 10-K [ ] Form 11-K
- ---------------         [ ] Form 20-F [X] Form 10-Q         --------------------
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                                                                OMB Approval
                                                               Omb 3235-0058
                                                            Expires 31 Oct 1988
                                                            --------------------
                   For Period Ended: June 30, 1996
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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  Part I - Registrant Information
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  Full Name of Registrant                   Castle Energy Corporation

  Former Name if Applicable

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  Address of Principal Executive Office (Street and Number)

                                            One Radnor Corporate Center
                                            100 Matsonford Road, Suite 250

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  City, State and Zip Code
                                            Radnor, PA 19087

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  Part II - Rules 12b-25 (b) and (c)
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           If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

           (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   |X|     (b)   The subject annual report/portion thereof will be
                 filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                 and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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    Part III - Narrative
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                  State below in reasonable detail the reasons why the Form
                  10-K, 11-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

                  During the last three weeks the Company became aware of two new proceedings filed against the Company and/or its subsidiaries. The Company intends to include appropriate disclosures in its June 30, 1996 Form 10-Q. Additional time may be required to complete appropriate legal review before release of Form 10-Q.

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    Part IV - Other Information
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     (1)  Name and telephone number of person to contact in
          regard to this notification

           Richard E. Staedtler             610                   995-9400
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                (NAME)                   (AREA CODE)         (TELEPHONE NUMBER)
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     (2)  Have all other periodic reports required (under Section
          13 or 15(d) of the Securities Exchange Act of 1934)
          during the preceding 12 months (or for                   [X]Yes  [ ]No
          such shorter period that the registrant was required to
          file such reports) been filed? If answer is no,
          identify report(s).
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      (3) Is it anticipated that any significant change in
          results of operations from the corresponding period for
          the last fiscal year will be reflected by the            [ ]Yes  [X]No
          earnings statements to be included in the subject report or portion thereof?

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

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                            Castle Energy Corporation
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     DATE     August 13, 1996     BY  Richard E. Staedtler
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                                      Chief Financial Officer

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

     ________________________________ATTENTION_________________________________

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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                                GENERAL INSTRUCTIONS

     1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amended notification.